The Scotts Miracle-Gro Company NEWS

The Scotts Miracle-Gro Company Announces Appointment of
Alan H. Barry to Board of Directors

MARYSVILLE, Ohio (April 14, 2009) – The Scotts Miracle-Gro Company (NYSE: SMG), the global leader in the consumer lawn and garden products category, announced that Alan H. Barry has been named to its Board of Directors effective April 8, 2009. His appointment fills one of the two current vacancies on the Board.

Mr. Barry was with Masco Corporation until January 31, 2008, serving as president and chief operating officer until December 31, 2007. During his more than 30-year tenure at Masco, his leadership was key in developing strong relationships with the wholesale, homebuilder and retail channels.

“Alan is an extremely talented executive whose unique blend of skills will make our Board even stronger,” said Jim Hagedorn, chairman and chief executive officer. “His background, which encompasses virtually every element of a corporation, will be critical in our Board discussions as we execute against our long-term growth strategies aimed at driving shareholder value.”

Mr. Barry lives in Michigan and Arizona and is a graduate of the University of Toledo. He will serve on the Audit and Compensation and Organization committees of the Board with a term that expires in 2012.

About ScottsMiracle-Gro

With nearly $3 billion in worldwide sales and more than 6,000 associates, The Scotts Miracle-Gro Company, through its wholly-owned subsidiary, The Scotts Company LLC, is the world’s largest marketer of branded consumer products for lawn and garden care, with products for professional horticulture as well. The Company’s brands are the most recognized in the industry. In the U.S., the Company’s Scotts®, Miracle-Gro®, Ortho® and Smith & Hawken® brands are market-leading in their categories, as is the consumer Roundup® brand, which is marketed in North America and most of Europe exclusively by Scotts and owned by Monsanto. In the U.S. the Company operates Scotts LawnService®, the second largest residential lawn care service business. In Europe, the Company’s brands include Weedol®, Pathclear®, Evergreen®, Levington®, Miracle-Gro®, KB®, Fertiligene® and Substral®. For additional information, visit us at www.scotts.com.

Media Contact
Keri Butler, Public Affairs
The Scotts Miracle-Gro Company
937.644.7410